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                                                              EXHIBIT 23.4

                    CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of IMPAC Group, Inc. of our report dated February 9, 1998 relating to the financial statements of AGI Incorporated which appears in such Prospectus. We also consent to the reference to us under the heading "Selected Historical Financial Information and Other Data-AGI Incorporated" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Historical Financial Information and Other Data." We also consent to the references to us under the heading "Experts" in such Prospectus.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

August 28, 1998